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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 NAVISITE, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              the State of Delaware

                                   ----------

     NaviSite, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     The Board of Directors of the Corporation duly adopted a resolution by Written Action dated November 16, 2001, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment at the Annual Meeting of Stockholders held on December 19, 2001 in accordance with
Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

     RESOLVED: That the Board of Directors deems it advisable and in the best interests of the Corporation and its stockholders that the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, deleted and is replaced in its entirety by the provisions attached hereto as Appendix 1 in order to increase the authorized number of shares of Common Stock of the Corporation from 150,000,000 to 395,000,000.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this 4th day of January, 2002.

                                       NAVISITE, INC.


                                       By: /s/ Patricia Gilligan
                                           -------------------------------------
                                           Patricia Gilligan
                                           President and Chief Executive Officer

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                                                                      Appendix 1

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 400,000,000 shares, consisting of (i) 395,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").